UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2006

Laser Master International, Inc.

(Exact Name of Registrant as Specified in Charter)

New York	2-76262-NY	11-2564587
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 First Street, Harrison, NJ	07029
(Address of principal executive offices)	(Zip Code)

(973) 482-7200

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|__|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|__|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|__|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|__|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

In our Form 8-K filed on December 22, 2006 we reported that the expected completion date of the November 30, 2005 audit is not yet known. We are currently in dispute with Lazar, Levine & Felix LLP, our auditors, as to their fees. Our engagement letter with Lazar, Levine for the year ended November 30, 2005 provided that their fee for the audit would be $31,500 plus $5,500 for each of three quarterly reviews. Since the audit was not completed, and the quarterly reports not filed, the auditors did not perform those quarterly reviews.

The engagement letter further provided that if significant additional time is necessary, the auditors would discuss it with us and arrive at a new fee estimate before we incurred the additional costs. Lazar, Levine & Felix LLP did not provide us with a new fee estimate. They have thus far billed us the entire $31,500, plus an additional $15,000 for additional work they claim was required but not foreseen at the time the engagement letter was signed, and have indicated that they will charge an additional $20,000 for further work before the audit is completed. They have stopped work until their demand is met.

We intend to engage Malone & Bailey, P.C., Certified Public Accountants, the auditing firm we engaged for our 2006 audit, to complete the 2005 audit as well. Any opinion Malone & Bailey, P.C. might render on the 2005 financial statements will probably be qualified, since they did not observe taking of the November 30, 2005 physical inventory. In addition, their opinion on the November 30, 2006 financial statements other than the balance sheet may have to be qualified as a result of their not observing that physical inventory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASER MASTER INTERNATIONAL, INC.

Date:   January 8, 2006

By:      /s/ Mendel Klein______________

Mendel Klein, Chief Executive Officer